Exhibit 10 (ii) (n)

PURCHASE AND SALE CONTRACT

AMONG

AIMCO WILSON ACRES, LLC,

a Delaware limited liability company,
and
NEW SHELTER V LIMITED PARTNERSHIP,

a Delaware limited partnership

AS SELLERS

AND

GOLDOLLER GREENVILLE I, LLC,
a Delaware limited liability company

AS PURCHASER

Properties:

Wilson Acres

1806 East First Street, Greenville, North Carolina 27858

Tar River Estates

1725 East First Street, Greenville, North Carolina 27858

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	2
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	2
2.1	Purchase and Sale	2
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	3
ARTICLE III	FEASIBILITY PERIOD	6
3.1	Feasibility Period	6
3.2	Expiration of Feasibility Period	6
3.3	Conduct of Investigation	7
3.4	Purchaser Indemnification	7
3.5	Property Materials	9
3.6	Property Contracts	11
ARTICLE IV	TITLE	12
4.1	Title Documents	12
4.2	Survey	12
4.3	Permitted Exceptions	13
4.4	Subsequently Disclosed Exceptions	13
4.5	Assumed Encumbrances	14
4.6	Purchaser Financing	22
ARTICLE V	CLOSING	22
5.1	Closing Date	22
5.2	Seller Closing Deliveries	23
5.3	Purchaser Closing Deliveries	25
5.4	Closing Prorations and Adjustments	26
5.5	Post Closing Adjustments	33
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	33
6.1	Seller’s Representations	33
6.2	AS-IS	35
6.3	Survival of Seller’s Representations	37
6.4	Definition of Seller’s Knowledge	38
6.5	Representations and Warranties of Purchaser	38
ARTICLE VII	OPERATION OF THE PROPERTY	40
7.1	Leases and Property Contracts	40
7.2	General Operation of Property	40
7.3	Liens	41
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	41
8.1	Purchaser’s Conditions to Closing	41
8.2	Seller’s Conditions to Closing	43
ARTICLE IX	BROKERAGE	44
9.1	Indemnity	44
9.2	Broker Commission	44
ARTICLE X	DEFAULTS AND REMEDIES	45
10.1	Purchaser Default	45
10.2	Seller Default	46
ARTICLE XI	RISK OF LOSS OR CASUALTY	47
11.1	Major Damage	47
11.2	Minor Damage	48
11.3	Closing	48
11.4	Repairs	49
ARTICLE XII	EMINENT DOMAIN	49
12.1	Eminent Domain	49
ARTICLE XIII	MISCELLANEOUS	50
13.1	Binding Effect of Contract	50
13.2	Exhibits and Schedules	50
13.3	Assignability	50
13.4	Captions	51
13.5	Number and Gender of Words	51
13.6	Notices	51
13.7	Governing Law and Venue	55
13.8	Entire Agreement	55
13.9	Amendments	55
13.10	Severability	56
13.11	Multiple Counterparts/Facsimile Signatures	56
13.12	Construction	56
13.13	Confidentiality	56
13.14	Time of the Essence	57
13.15	Waiver	57
13.16	Attorneys’ Fees	57
13.17	Time Zone/Time Periods	57
13.18	1031 Exchange	58
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	58
13.20	ADA Disclosure	59
13.21	No Recording	59
13.22	Relationship of Parties	59
13.23	Dispute Resolution	59
13.24	AIMCO Marks	61
13.25	Non-Solicitation of Employees	61
13.26	Survival	61
13.27	Multiple Purchasers	61
13.28	Sellers’ Several Obligations	62
13.29	Obligation to Close on all Properties	62
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	62
14.1	Disclosure	62
14.2	Consent Agreement	62

 EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1 to A-2       Description of Land

Exhibit B                      Form of Limited Warranty Deed

Exhibit C                      Form of Bill of Sale

Exhibit D                      Form of General Assignment

Exhibit E                       Form of Lease Assignment

Exhibit F                       Form of Vendor Termination Letter

Exhibit G                      Form of Tenant Notice Letters

Exhibit H                      Lead Paint Disclosure

SCHEDULES

Schedule 1                   Defined Terms

Schedule 2                   Excluded Fixtures and Tangible Personal Property

Schedule 3                   Certain Permitted Exceptions

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 9th day of February, 2010 (the “Effective Date”), by and among AIMCO WILSON ACRES, LLC, a Delaware limited liability company (the “Wilson Acres Seller”), NEW SHELTER V LIMITED PARTNERSHIP, a Delaware limited partnership (the “Tar River Seller”), each having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (individually a “Seller” and collectively “Sellers”), and GOLDOLLER GREENVILLE I, LLC, a Delaware limited liability company, having a principal address at 1528 Walnut Street, Suite 815, Philadelphia, Pennsylvania 19102 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

A.                 Wilson Acres Seller owns the real estate located in Pitt County, North Carolina, as more particularly described in Exhibit A-1 attached hereto and made a part hereof, and the improvements thereon, commonly known as Wilson Acres.

B.                 Tar River Seller owns the real estate located in Pitt County, North Carolina, as more particularly described in Exhibit A-2 attached hereto and made a part hereof, and the improvements thereon, commonly known as Tar River Estates.

C.                 Purchaser desires to purchase, and each Seller desires to sell, the land, improvements and certain associated property described in paragraph A and B above on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale

  Sellers agree to sell and convey the Properties to Purchaser and Purchaser agrees to purchase the Properties from Sellers, in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit

  The total purchase price (“Purchase Price”) for the Properties shall be an amount equal to Twelve Million  Dollars ($12,000,000.00).  Sellers and Purchaser acknowledge and agree that the Purchase Price shall be allocated as follows: (i) $5,000,000 shall be allocated to the Wilson Acres Property and (ii) $7,000,000 shall be allocated to the Tar River Property.  The Purchase Price for the Properties shall be payable by Purchaser as follows:

2.2.1    Within one (1) Business Day following the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company c/o Wendy Howell, National Commercial Closing Specialist, 1980 Post Oak Boulevard, Suite 610, Houston, Texas 77056 (tel) 800-729-1906, (fax) 713-552-1703  (“Escrow Agent” or “Title Insurer”) a deposit (the “Deposit”) of Five Hundred Thousand  Dollars ($500,000.00) by wire transfer of immediately available funds (“Good Funds”).  The Deposit shall be allocated among each Property based on the applicable Allocated Share for each Property.  Further, Sellers and Purchaser agree that the amount of One Hundred Dollars ($100.00) (the "Independent Contract Consideration") has been paid by Purchaser to Seller concurrently with Purchaser’s delivery of the Deposit into escrow, as consideration for Sellers' execution and delivery of this Contract and for Purchaser's rights of review, inspection and termination set forth herein.  The Independent Contract Consideration is independent of any other consideration or payment provided for in this Contract and, notwithstanding anything to the contrary herein, is non-refundable in all events whatsoever.

2.2.2    At the Closing, subject to the occurrence of the Loan Assumption and Release, Purchaser shall receive a credit against the Purchase Price applicable to each Property in the amount of the outstanding principal balance of the Note applicable to such Property, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “Loan Balance”).  Notwithstanding anything contained in this Contract to the contrary, if the Loan Payoff (as hereinafter defined) occurs at the Closing, then Purchaser shall receive no credit for the Loan Balance.

2.2.3    The balance of the Purchase Price for each Property, subject to the prorations and adjustments herein described, shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 5:00 p.m. on the Closing Date.

2.2.4    The allocation of the Purchase Price for the Wilson Acre Property and the Tar River Property have been established by Purchaser, and Seller has not, in any way, influenced the allocations between the Properties.

2.3       Escrow Provisions Regarding Deposit

2.3.1    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund reasonably approved by Purchaser and Sellers, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2    Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract.

2.3.3    If prior to the Closing Date, any party hereto makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other parties of such demand.  If Escrow Agent does not receive a written objection from another party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5 Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which a Property is located.  Escrow Agent shall give written notice of such deposit to Sellers’ Representative and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Sellers hereby appoint Sellers’ Representative to give and receive notices to Escrow Agent regarding the Deposit.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Sellers, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including March 26, 2010 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to any Seller, have the right from time to time to enter onto the Properties to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Properties, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Properties and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2       Expiration of Feasibility Period

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract in its entirety with respect to both Properties (but not in part with respect to less than both Properties) by giving written notice to that effect to Sellers’ Representative and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Deposit to Purchaser.  If Purchaser fails to provide Sellers’ Representative with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable except as otherwise expressly set forth in this Contract, and Purchaser’s obligation to purchase the Properties shall be conditional only as provided in Section 8.1.

3.3       Conduct of Investigation

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to the applicable Seller prior to any entry onto its Property and shall permit such Seller to have a representative present during all Inspections conducted at its Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto each Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification

3.4.1    Purchaser shall indemnify, hold harmless and, if requested by a Seller (in such Seller’s sole discretion), defend (with counsel approved by such Seller in its reasonable discretion) such Seller, together with such Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including such Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees (to the extent actually incurred and without regard to any statutory presumption), including the cost of in-house counsel and appeals) (collectively, “Losses”) directly caused by Purchaser’s or its Consultants’ entry onto such Seller’s Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to such Property during the Feasibility Period or otherwise.

3.4.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on any Property without Sellers’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Sellers’ Representative, which notice shall be accompanied by a reasonably detailed description and plan of the invasive tests Purchaser desires to perform (including the location of any soil penetrations, borings and the like).  Further, Sellers’ Representative shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of its Property), investigations and other matters that in such Sellers’ Representative’s reasonable judgment could result in any injury to its Property or breach of any contract, or expose the applicable Seller to any Losses or violation of applicable law, or otherwise adversely affect such Property or such Seller’s interest therein.  Purchaser shall, at Purchaser’s sole cost and expense, dispose of any hazardous materials which have been specifically removed from or at the Properties by Purchaser or its agents, representatives, employees or designees in connection with Purchaser’s environmental studies at its sole cost and expenses in accordance with all applicable environmental laws, which obligation shall survive the termination of this Contract.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Sellers’ Representative to any such activity shall be deemed to constitute a waiver by the applicable Seller or assumption of liability or risk by such Seller.  If the Closing shall not occur, Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, each Property to substantially the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III, as reasonably practicable.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) workers’ compensation insurance for all of their respective employees in accordance with the law of the state in which the Properties are located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Sellers’ Representative (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto any of the Properties, or (ii) the expiration of 5 days after the Effective Date.

3.5       Property Materials

3.5.1    Within 5 Business Days after the Effective Date, and to the extent the same have not already been provided by Sellers to Purchaser, each Seller agrees to deliver to Purchaser copies of all relevant documents and information concerning its Property that are in such Seller’s possession or reasonable control, other than such documents and information that are confidential or proprietary (collectively, the “Materials”).  The Materials delivered to Purchaser shall include, without limitation, (i) each Seller’s form of residential lease agreement used at its Property, (ii) all Property Contracts, (iii) all engineering studies, environmental reports, termite inspections or warranties, which relate to a Property and were prepared the applicable Seller by third parties, if any and (iv) guaranties or warranties with respect to the Property, if any.  If, due to the size or type of a particular Material, it would be unreasonable for Seller to deliver to Purchaser a copy of such Material, then, in such Seller’s sole discretion, such Seller may make the same available to Purchaser at the applicable Property or on a secured web site for review and copying by Purchaser, which review and copying by Purchaser shall be at Purchaser’s sole cost and expense.  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Sellers’ Representative and, to the extent the same exist and are in a Seller’s possession or reasonable control, such Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by Sellers’ Representative.

3.5.2    Except as expressly set forth in Seller’s Representations, each Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials and Third-Party Reports are provided for informational purposes only.  All Materials and Third-Party Reports shall be destroyed by Purchaser if this Contract is terminated for any reason.  This Section 3.5.2 shall survive the Closing or the earlier termination of this Contract.

3.5.3    Not later than 5 Business Days after the Effective Date, and to the extent same has not already been provided by a Seller to Purchaser, each Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the applicable Property (the “Rent Rolls”).  Sellers make no representations or warranties regarding the Rent Rolls other than the express representation set forth in Section 6.1.6.

3.5.4    Not later than 5 Business Days after the Effective Date, and to the extent same have not already been provided by a Seller to Purchaser, each Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts for the applicable Property (the “Property Contracts Lists”).  Sellers make no representations or warranties regarding the Property Contracts Lists other than the express representations set forth in Section 6.1.7.

3.6       Property Contracts

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to each Seller (a “Property Contracts Notice”) specifying any Property Contracts of such Seller which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver a Property Contracts Notice to a Seller on or before the expiration of the Feasibility Period, then there shall be no Terminated Contracts with respect to such Seller (or its Property) and Purchaser shall assume all Property Contracts of such Seller at the Closing.  If Purchaser delivers the Property Contracts Notice to a Seller on or before the expiration of the Feasibility Period, then such Seller shall execute and deliver, on or before the Closing, a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract (the “Vendor Terminations”).  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser and the applicable Seller may attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment.  Purchaser shall indemnify, hold harmless and, if requested by the applicable Seller (in such Seller’s sole discretion), defend (with counsel approved by such Seller) such Seller’s Indemnified Parties from and against any and all Losses arising from or related to a failure to obtain any Required Assignment Consent.

ARTICLE IV
TITLE

4.1       Title Documents

  Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Title Insurer a commitment for owner’s title insurance with regard to each Property, as follows:  with respect to the Wilson Acres Property, File No. 10330007 and with regard to the Tar River Property, File No. 10330006 (each, a “Title Commitment”) to provide an American Land Title Association owner’s title insurance policy for such Seller’s Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price allocated to such Property (each , a “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Purchaser shall be solely responsible for payment of all premiums for the Title Policies, all other costs relating to procurement of the Title Commitment and any requested endorsements with respect to each of the Properties.

4.2       Survey

  Purchaser acknowledges that, prior to the Effective Date, each Seller has delivered to Purchaser a copy of the existing survey of each Property.  The existing survey for each Property is dated February 5, 2008 and was prepared by Bock & Clark (each, an “Existing Survey”).  Purchaser may, at its sole cost and expense, order a new or updated survey for each Property either before or after the Effective Date (each such new or updated survey, together with each Existing Survey, is referred to herein as a “Survey”).

4.3       Permitted Exceptions

  The Deed for each Property delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.3.1    (a) All matters set forth on Schedule 3 to this Contract, (b) mechanics’ liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.3.2    All Leases for such Property;

4.3.3    The Assumed Encumbrances for such Property;

4.3.4    Applicable zoning and governmental regulations and ordinances; and

4.3.5    Any defects in or objections to title to such Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.4       Subsequently Disclosed Exceptions

  If at any time after the Effective Date, any update to the Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the Properties, in Purchaser’s sole discretion, which is not a Permitted Exception (the "New Exception"), Purchaser shall have a period of 10 days from the date of its receipt of such update (the "New Exception Review Period") to review and notify the applicable Seller in writing of Purchaser's approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, the applicable Seller may, in such Seller’s sole discretion, notify Purchaser as to whether it is willing to cure (it being agreed that, if such New Exception is a monetary judgment or lien, then such Seller shall have “cured” such New Exception if the Title Insurer has agreed to omit such New Exception as an exception to title insurance coverage) such New Exception by causing the Title Insurer to omit such New Exception as an exception to title insurance coverage.  If such Seller elects to cure the New Exception, Sellers shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed 30 days in the aggregate; provided, however, that if such adjournments would adversely affect the Loan Assumption and Release or Purchaser’s financing, then Purchaser may elect to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser.  If such Seller fails to deliver a notice to Purchaser within 5 days after the expiration of the New Exception Review Period, such Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with such Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Sellers of its election to terminate this Contract in accordance with the foregoing sentence within 10 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.5       Assumed Encumbrances

4.5.1    Purchaser recognizes and agrees that, in connection with the Loans made by the applicable Lender, each Property is encumbered by the applicable Assumed Deed of Trust and the applicable Assumed Encumbrances.  Each Loan is evidenced by the Note applicable to such Property.  Within 5 days after the Effective Date, each Seller agrees that it will make available to Purchaser (in the same manner in which such Seller is permitted to make the Materials available to Purchaser under Section 3.5.1) copies of the Assumed Loan Documents which are in such Seller’s possession or reasonable control (subject to Section 3.5.2).

4.5.2    Purchaser agrees that, at the Closing, (a) Purchaser shall assume the applicable Seller’s obligations under the Note and all of the other applicable Assumed Loan Documents and accept title to each Property subject to the Assumed Deed of Trust and the Assumed Encumbrances applicable to such Property, and (b) the applicable Lender shall release the applicable Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the applicable Note (collectively, the foregoing (a) and (b) referred to herein as the “Loan Assumption and Release”).  Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of the applicable Seller, AIMCO or their respective affiliates (the “Specific AIMCO Provisions”), and (y) unless a Lender otherwise agrees in such Lender’s sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.

4.5.3    Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 15 days after the Effective Date (the “Loan Assumption Application Submittal Deadline”), shall use commercially reasonable efforts to satisfy the requirements set forth in the Assumed Loan Documents to allow for each Loan Assumption and Release, including, without limitation, submitting a complete application to the applicable Lender for assumption of each Loan together with all documents and information required in connection therewith (the “Loan Assumption Application”).  Purchaser agrees to provide Sellers’ Representative with a copy of each Loan Assumption Application and shall provide evidence of its submission to each Lender on or before the Loan Assumption Application Submittal Deadline.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of each Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to such Lender in connection with each Loan Assumption Application.

4.5.4    Purchaser shall comply with each Lender’s assumption guidelines in connection with the Loan Assumption and Release and, if required by a Lender, Purchaser shall use commercially reasonable efforts to cause such other person or entity reasonably acceptable to such Lender, to execute and deliver a customary “non-recourse carve-out” guaranty and customary environmental indemnity in favor of such Lender.  Purchaser, at its sole cost and expense, shall use commercially reasonable efforts to correct and re-submit any deficiencies noted by a Lender in connection with a Loan Assumption Application no later than 3 Business Days after notification from such Lender of such deficiency.  Purchaser also shall provide Sellers’ Representative with a copy of any correspondence from a Lender with respect to a Loan Assumption Application no later than 3 Business Days after receipt of such correspondence from such Lender.  Purchaser acknowledges that a Lender’s assumption guidelines may not be consistent with the provisions of the applicable Assumed Loan Documents.  Purchaser shall coordinate with each Lender to comply with the appropriate provisions of both the applicable Assumed Loan Documents and each Lender’s assumption guidelines in order to allow for the Loan Assumption and Release.  Notwithstanding anything to the contrary contained in this Section 4.5, if, as a condition to consenting to the Loan Assumption and Release, a Lender requires a Material Loan Modification, then Purchaser shall have the right to terminate this Contract by written notice delivered to Sellers’ Representative and Escrow Agent on or before the expiration of the Loan Assumption Approval Period (as the same may be extended pursuant to Purchaser's Loan Assumption Extension Right).  If Purchaser exercises such right, then this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser.  The term “Material Loan Modification” shall mean a material adverse change to the terms of the Assumed Loan Documents.  The term Material Loan Modification shall not include any of the following: (i) the removal of, or modification to, any or all of the Specific AIMCO Provisions, (ii) the imposition of new or additional borrower reserve accounts in connection with a Loan that are in amounts customary and reasonable for loans on multi-family property in Pitt County, North Carolina which are similar in type, age and condition as the Properties and (iii) any requirement of a Lender that Purchaser shall use commercially reasonable efforts to cause a person or entity to execute and deliver a “non-recourse carve-out” guaranty and/or an environmental indemnity in favor of Lender.

4.5.5    Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, prepayment penalties and premiums, title fees, and endorsement fees) imposed or charged by each Lender or its counsel (such fees and expenses collectively being referred to as the “Lender Fees”), in connection with each Loan Assumption Application and each Loan Assumption and Release or as a result of a Loan Payoff (as the case may be).

4.5.6    Each Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with each Loan, and at Closing, Purchaser shall remit to the applicable Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.  Additionally, subject to Section 4.5.4, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by a Lender to be maintained by Purchaser in connection with each Loan after the Loan Assumption and Release (the “Required Loan Fund Amounts”).

4.5.7    Purchaser agrees promptly to deliver to each Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as such Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Each Seller agrees that it will cooperate with Purchaser and the applicable Lender, at no cost or expense to such Seller, in connection with Purchaser’s application to Lender for approval of each applicable Loan Assumption and Release.

4.5.8    To the extent required by a Lender, no later than 25 days after the Effective Date, Purchaser shall order a Phase I Environmental study and property condition report for each Property (prepared by a consultant and engineer reasonably acceptable to each applicable Lender), and covenants that such Phase I Environmental study and property condition report shall be delivered to Sellers’ Representative and Lender no later than 10 days prior to the Closing Date in connection with and as a precondition to a Loan Assumption and Release for each Property.  The foregoing shall not restrict Purchaser’s ability to order a Phase I Environmental study and property condition report if a Lender does not require same.

4.5.9    If (a) Purchaser complies with its obligations under this Contract (including this Section 4.5) and the requirements of the Assumed Loan Documents in connection with obtaining each Loan Assumption and Release, including, without limitation, submitting each Loan Assumption Application on or before the expiration of the Loan Assumption Application Submittal Deadline, (b) Purchaser uses commercially reasonable efforts to obtain each Loan Assumption and Release, and (c) Purchaser is unable to obtain the consent of each Lender to each Loan Assumption and Release without any Material Loan Modifications on or before April 12, 2010 (the “Loan Assumption Approval Period”), then Purchaser shall have the right, on or before the expiration of the Loan Assumption Approval Period to give Sellers’ Representative and Escrow Agent notice terminating this Contract in its entirety with respect to both Properties (but not in part with respect to less than both Properties) based solely on the fact that a Loan Assumption and Release has not been approved by a Lender, in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and, subject to the provisions of Section 2.3.3 above, Escrow Agent shall forthwith return the Deposit to Purchaser.

4.5.9.1 If, despite Purchaser using commercially reasonable efforts to obtain the Loan Assumption and Release, Purchaser has been unable to obtain same by the expiration of the Loan Assumption Approval Period, then Purchaser shall have the right (the “First Loan Assumption Approval Period Extension Right”), exercisable by delivering written notice to Sellers’ Representative prior to the expiration of the Loan Assumption Approval Period (the “First Loan Assumption Approval Period Extension Notice"), to extend the expiration date of the Loan Assumption Approval Period to April 26, 2010 for the sole purpose of obtaining a Lender's consent to a Loan Assumption and Release; provided that concurrently with delivering the First Loan Assumption Period Extension Notice, Purchaser delivers to Escrow Agent an additional deposit of $25,000.00 (the “First Loan Assumption Approval Period Extension Deposit”).

4.5.9.2 If Purchaser exercises its First Loan Assumption Approval  Extension Right and, despite Purchaser using commercially reasonable efforts to obtain the Loan Assumption and Release, Purchaser has been unable to obtain same by the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval  Extension Right), then, for the sole purpose of obtaining a Lender's consent to a Loan Assumption and Release, Purchaser shall have an additional right to extend the Loan Assumption Approval Period (the “Second Loan Assumption Approval Period Extension Right") to May 10, 2010, by delivering written notice (a “Second Loan Assumption Approval Period Extension Notice”) to Sellers’ Representative prior to the expiration of the Loan Assumption Approval Period (as extended by the First Loan Assumption Approval Period Extension Right), provided that Purchaser shall, concurrently with the delivery of the Second Loan Assumption Approval Period Extension Notice, deliver to Escrow Agent an additional deposit of $25,000.00 (the “Second Loan Assumption Approval Period Extension Deposit”).

4.5.9.3 The First Loan Assumption Approval Period Extension Deposit and the Second Loan Assumption Approval Period Extension Deposit, each to the extent delivered to Escrow Agent, shall be deemed part of the Deposit and shall be allocated among each Property based on the applicable Allocated Share for each Property.

4.5.10  Each Seller shall satisfy such Seller’s obligations under the Assumed Loan Documents as they come due, provided such obligations arise prior to the Closing.

4.5.11  Purchaser shall be in default hereunder if (i) Purchaser fails to use commercially reasonable efforts to obtain a Lender's consent to a Loan Assumption and Release during the Loan Assumption Approval Period or (ii) the Loan Assumption Approval Period (as may be extended pursuant to Section 4.5.9) expires, Purchaser is entitled to, but does not terminate this Contract, and Purchaser fails to obtain each Loan Assumption and Release prior to the Closing Date, in which events, on the Closing Date, Sellers may terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Sellers.

4.5.12  Notwithstanding anything to the contrary contained in this Section 4.5, if Purchaser elects not to submit each Loan Assumption Application on or before the Loan Assumption Application Submittal Deadline, then the following terms shall apply:  (i) Purchaser shall not be in default of its obligations hereunder for failure to timely submit such Loan Assumption Application(s) or otherwise comply with Section 4.5.11 above and this Contract shall continue to be in full force and effect, (ii) Purchaser shall no longer be required to obtain each Loan Assumption and Release, (iii) Purchaser’s right to terminate this Contract pursuant to Section 4.5.9 shall be automatically waived, (iv) at the Closing, the applicable Seller shall pay in full each Note and all other amounts due and owing to each Lender under the applicable Assumed Loan Documents (other than Lender Fees) (each, a “Loan Payoff”), (v) Purchaser shall, at its sole cost and expense, pay all Lender Fees (including, without limitation, any and all prepayment fee and/or penalties) due to a Lender in connection with each Loan Payoff, (vi) Purchaser shall assume full responsibility to obtain the funds required for the Closing, (vii) Purchaser’s ability to obtain such funds shall not be a contingency to the Closing and (viii) Section 8.1.6 shall be deleted.

4.6       Purchaser Financing

  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
CLOSING

5.1       Closing Date

5.1.1    The Closing for both Properties shall occur concurrently on April 26, 2010 (the “Closing Date”) at the time set forth in Section 2.2.3 through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.1.2    Notwithstanding the foregoing to the contrary, (a) provided that Purchaser has timely submitted each Loan Assumption Application on or before the Loan Assumption Application Submittal Deadline, and if Purchaser exercises Purchaser’s First Loan Assumption Approval Extension Right, then the Closing Date shall automatically be extended to May 10, 2010 and (b) provided that Purchaser has timely exercised Purchaser’s First Loan Assumption Approval Extension Right, and Purchaser thereafter timely exercises Purchaser’s Second Loan Assumption Approval Extension Right, then the Closing Date shall automatically be extended to May 25, 2010.

5.1.3    Notwithstanding the foregoing to the contrary, each Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur, and the exercise of such option shall extend the Closing Date for all Properties.

5.2       Seller Closing Deliveries

.  On or before the Closing Date, each Seller shall, with respect to each Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, each of the following items:

5.2.1    Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4    An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5    The applicable Seller’s counterpart signature to the closing statement prepared by the Title Insurer.

5.2.6    A title affidavit or an indemnity form reasonably acceptable to such Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7    A certification of such Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller’s authority to consummate this transaction.

5.2.9    Updated Rent Rolls from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Rolls shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.10  Updated Property Contracts Lists from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts Lists shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11  A tenant notification letter to be prepared and executed by Seller in the form attached hereto as Exhibit G, a copy of which shall be delivered to all Tenants by Seller promptly after Closing.

5.2.12  Copies of any Vendor Terminations to be executed by Seller pursuant to Section 3.6.

5.2.13  Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by a Seller or otherwise reasonably necessary to consummate the transactions contemplated under the terms of this Contract.

5.3       Purchaser Closing Deliveries

  On or before the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to the applicable Seller upon the Closing) the following items with respect to each Property being conveyed at the Closing:

5.3.1    The full Purchase Price for such Property, with credit for the amount of the Deposit allocated to such Property and the Loan Balance applicable for such Property, plus or minus the adjustments or prorations required by this Contract.

5.3.2    Purchaser’s counterpart signature to the closing statement prepared by Title Insurer.

5.3.3    A countersigned counterpart of the General Assignment.

5.3.4    A countersigned counterpart of the Leases Assignment.

5.3.5    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof at Purchaser’s request in accordance with Section 3.6 hereof.

5.3.6    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.7    all documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by the applicable Lender to cause the applicable Loan Assumption and Release for such Property.

5.3.8    Such notices, transfer disclosures, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary to consummate the transactions contemplated under the terms of this Contract.

5.4       Closing Prorations and Adjustments

  The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis and not between the Properties.

5.4.1    General.  With respect to each Property, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Each Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing and shall use good faith efforts to deliver such Proration Schedule two (2) days prior to Closing.

5.4.2    Operating Expenses.  With respect to each Property, all of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating such Property that such Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of such Property, shall be prorated on an accrual basis.  Each Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3    Utilities.  With respect to each Property, the final readings and final billings for utilities will be made if possible as of the Closing Date, in which case each Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and such Seller shall notify each utility company serving its Property to terminate its account, effective as of noon on the Closing Date.

5.4.4    Real Estate Taxes.  Any real estate ad valorem or similar taxes for a Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated on a calendar year basis to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made based upon a calculation of 105% over the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5    Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6    Leases.

5.4.6.1 With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of a Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Each Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in a Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay to such Seller such accrued Uncollected Rents as and when collected by Purchaser.  For a period of 180 days following the Closing, Purchaser agrees to bill Tenants of the Properties for all Uncollected Rents and to take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, second to Purchaser’s reasonable third-party costs of such collection, and, third, to Uncollected Rents.  After the Closing, each Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to such Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by any Seller of such right; provided however, that the foregoing right of each Seller shall be limited to actions seeking monetary damages and, in no event, shall any Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to reasonably cooperate with each Seller in connection with all efforts by such Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser’s obligation to reasonably cooperate with a Seller pursuant to this sentence shall not obligate Purchaser to commence or join in any litigation, terminate any Tenant Lease with an existing Tenant or evict any existing Tenant from a Property.

5.4.6.2 At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to any Seller, either pursuant to the Leases or otherwise.

5.4.7    Existing Loans.  Each Seller shall be responsible for all principal required to be paid under the terms of the Note applicable to its Property prior to Closing, together with all interest accrued under such Note prior to Closing and all other fees, penalties, interest and other amounts due and owing prior to Closing under the Note, other than as a result of, or in connection with, a Loan Assumption and Release or a Loan Payoff (as the case may be).  If Purchaser obtains a Loan Assumption and Release, then all principal and interest under the Note applicable to the Loan for which a Loan Assumption and Release has been obtained, together with all interest accrued under such Note prior to the Closing shall be a credit against the Purchase Price for its Property as provided in Section 2.2.3.  If Purchaser obtains a Loan Assumption and Release, then Purchaser shall be responsible for the payment of all principal required to be paid from and after the Closing, together with all interest accruing under the Note from and after the Closing.  If Purchaser obtains a Loan Assumption and Release, then Purchaser shall be responsible for all Lender Fees and all other fees, penalties, interest and other amounts due and owing from and after the Closing under the Assumed Loan Documents and arising solely as the result of a Loan Assumption and Release.  Further, if the Loan Payoff occurs, then Purchaser shall be responsible for all Lender Fees and all other fees, penalties, interest and other amounts arising solely as the result of the Loan Payoff.  As set forth in Section 4.5.6, if Purchaser obtains a Loan Assumption and Release, then any existing reserves, impounds and other accounts maintained in connection with the applicable Loan shall be assigned to Purchaser, and at Closing, Purchaser shall pay the applicable Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Properties until 11:59 p.m. the day prior to the Closing Date (“Risk of Loss Transfer”), after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9    Employees.  Each Seller and such Seller’s managers and on-site employees for all Properties shall have their employment at the applicable Property terminated as of the Closing Date and Purchaser shall not be assuming any employment related liabilities of either Seller.

5.4.10  Closing Costs.  With respect to each Property, Purchaser shall pay (a) any premiums or fees required to be paid by Purchaser with respect to the applicable Title Policy pursuant to Section 4.1, (b) one-half of the customary closing costs of the Escrow Agent, (c) all fees imposed on the recording of the Deed and (d) all documentary stamp taxes due in connection with the Loan Assumption and Release.  Each Seller shall pay with respect to such Seller’s Property (i) any transfer taxes imposed in connection with the conveyance of such Seller’s Property, including, without limitation, the deed transfer tax imposed upon the conveyance of such Seller’s Property, (ii) the cost of recording any instruments required to discharge any liens or encumbrances against such Seller’s Property and (iii) one-half of the customary closing costs of the Escrow Agent incurred in connection with the sale of such Seller’s Property.

5.4.11  Utility Contracts.  If any Seller has entered into an agreement for the purchase of electricity, gas or other utility service for its Property or a group of properties (including such Property) (a “Utility Contract”), or an affiliate of such Seller has entered into a Utility Contract, then Purchaser shall assume the Utility Contract with respect to such Property, or, if elected by such Seller, the reasonably calculated costs of the Utility Contract attributable to such Property from and after the Closing shall be paid to such Seller at the Closing and such Seller shall remain responsible for payments under the Utility Contract.

5.4.12  Possession.  Possession of each Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to each Seller, originals or copies of its Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and such Seller’s books and records relating to its Property to be conveyed by such Seller (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the applicable Property shall be made available to Purchaser at such Property immediately after the Closing.  Purchaser agrees, for a period of not less than 3 years after the Closing (the “Records Hold Period”), to (a) provide and allow the applicable Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.  During the 12 month period immediately following the expiration of the Records Hold Period (the “Extended Hold Period”), if Purchaser desires to dispose of any Seller’s Property-Related Files and Records, Purchaser must first provide the applicable Seller prior written notice (the “Records Disposal Notice”).  Such Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the applicable Property (or such other location where such records are then stored), upon reasonable notice to Purchaser, and remove or copy those of Seller’s Property-Related Files and Records that such Seller desires to retain.  Following the expiration of the Extended Hold Period, Purchaser may dispose of Sellers’ Property Related Files and Records without a Records Disposal Notice or any other prior notice to Sellers.

5.5       Post Closing Adjustments

  Purchaser or a Seller may request that Purchaser and such Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items for any Property (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in the aggregate with respect to such Property.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, each Seller, individually and severally with respect only to itself and its Property, represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1    Such Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to the receipt of all approvals required from the applicable Lender for the Loan Assumption and Release for such Seller’s Property, has or at the Closing shall have the entity power and authority to sell and convey its Property and to execute the documents to be executed by such Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which such Seller is a party or by which such Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on such Seller’s ability to consummate the transaction contemplated by this Contract or on the Properties.  This Contract is a valid and binding agreement against such Seller in accordance with its terms;

6.1.2    Such Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3    Except for (a) any actions by such Seller to evict Tenants under its Leases, or (b) any matter covered by such Seller’s current insurance policy(ies), to such Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against such Seller’s Property, which have a material adverse affect on the Properties;

6.1.4    To such Seller’s knowledge, such Seller has not received any written notice of any material default by such Seller under any of its Property Contracts;

6.1.5    To such Seller’s knowledge, the applicable Rent Roll (for purposes of remaking Seller’s Representations as of the Closing Date only, as updated pursuant to Section 5.2.9) is accurate in all material respects; and

6.1.6    To such Seller’s knowledge, the applicable Property Contracts List (for purposes of remaking Seller’s Representations as of the Closing Date only, as updated pursuant to Section 5.2.10) is accurate in all material respects.

6.2       AS-IS

  Except as otherwise expressly set forth in Seller’s Representations, each Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price for each Property and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Sellers or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Sellers or Broker, including, without limitation, any relating to the value of any Property, the physical or environmental condition of any Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of any Property with any regulation, or any other attribute or matter of or relating to any Property (other than any covenants of title contained in the Deed conveying a Property and Seller’s Representations with respect to such Property).  Except as otherwise expressly set forth in Sellers’ Representations, Purchaser agrees that Sellers shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Properties.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against any of Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Properties, except as otherwise expressly set forth in Sellers’ Representations.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Properties), reports, investigations and inspections as it deems appropriate in connection with the Properties.  If Sellers provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Properties, including, without limitation, the offering prepared by Broker, Purchaser and Sellers agree that Sellers have done so or shall do so only for the convenience of the parties and, except as otherwise expressly set forth in Sellers’ Representations, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against any of Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Sellers with respect to current and future applicable zoning or building code requirements or the compliance of the Properties with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Properties, the continuation of contracts, continued occupancy levels of the Properties, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, each Seller shall have the right, but not the obligation, to enforce its rights against any and all of its Property occupants, guests or tenants in the ordinary course of business.  Purchaser agrees that the departure or removal, prior to Closing in the ordinary course of business, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the applicable Deed with or without such tenants in possession and without any allowance or reduction in the applicable Purchase Price under this Contract.  Nothing contained in this Section 6.2 shall be deemed to limit the provisions of Article VII hereof.

6.3       Survival of Seller’s Representations

  Sellers and Purchaser agree that Seller’s Representations shall survive Closing for a period of 9 months (the “Survival Period”).  No Seller shall have liability after the Survival Period with respect to any of its Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration or initiated an action against such Seller during the Survival Period for breach of any of such Seller’s Representations.  Each Seller shall be liable only for the breach of its own Seller’s Representations.  Further, the liability for each Seller for breach of its Seller’s Representations shall be limited to, and capped at, $300,000 for such Seller’s Property for which a breach of Seller’s Representations occurred.  Such cap on liability shall apply for any individual breach or in the aggregate for all breaches of such Seller’s Representations with respect to such Property.  Purchaser shall not be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser for a Property exceeds $5,000.  In the event that a Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and such Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge

  Any representations and warranties made “to the knowledge of such Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager of such Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or any affiliate of such Seller, or to impose upon such Regional Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager any individual personal liability.

6.5       Representations and Warranties of Purchaser

  For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

6.5.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.5.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent (which has not yet been given) of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Sellers.

6.5.4    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including, without limitation, Broker) in connection with this Contract and the acquisition of the Properties.

6.5.5    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires any Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7    To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8    The funds or other assets that Purchaser will transfer to Sellers under this Contract are not the property of, or are not beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets that Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTIES

7.1       Leases and Property Contracts

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business each Seller may, with respect to its Property, enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, each Seller agrees that, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, any new or renewed Leases shall be entered into in the ordinary course of business and shall not have a term in excess of 1 year and any new Property Contracts shall be terminable upon 30 days notice without penalty or any termination fee.

7.2       General Operation of Property

  Except as specifically set forth in this Article VII, each Seller shall operate its Property after the Effective Date in the ordinary course of business, and except as necessary in such Seller’s sole discretion to address (a) any life or safety issue at its Property or (b) any other matter which in such Seller’s reasonable discretion materially adversely affects the use, operation or value of such Property, such Seller will not make any material alterations to its Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed.

7.3       Liens

  Other than utility easements and temporary construction easements granted by a Seller in the ordinary course of business, each Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to its Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1    All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2    All of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3    Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder;

8.1.4    There shall not be any pending litigation or, to the knowledge of either Purchaser or either Seller, any litigation threatened, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of either Seller;

8.1.5    Neither Seller shall have terminated this Contract in accordance with the terms hereof;

8.1.6    If Purchaser has timely submitted a Loan Assumption Application on or before the Loan Assumption Application Submittal Deadline, and thereafter Purchaser has not obtained a Loan Assumption and Release solely as a result of a Lender no longer providing commercial mortgage financing; and

8.1.7    No Seller nor any of Seller’s general partners shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by a Seller, exercise any of its remedies pursuant to Section 10.2.

8.2       Sellers’ Conditions to Closing

.  Without limiting any of the rights of any Seller elsewhere provided for in this Contract, each Seller’s obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4    There shall not be any pending litigation or, to the knowledge of either Purchaser or either Seller, any litigation threatened, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser;

8.2.5    Purchaser shall have not terminated this Contract in accordance with the terms hereof; and

8.2.6    The Loan Assumption and Release or the Loan Payoff shall have occurred.

If any of the foregoing conditions to each Seller’s obligations to close with respect to the conveyance of the Properties under this Contract are not met, Sellers may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract, or (c) if such failure constitutes a default by Purchaser, exercise any of its remedies pursuant to Section 10.1.

ARTICLE IX
BROKERAGE

9.1       Indemnity

  Each Seller, severally and individually, represents and warrants to Purchaser that it has dealt only with Brian Kelly, c/o HFF, One Indiana Square, Suite 1330, Indianapolis, Indiana 46204 (“Broker”) in connection with this Contract.  Each Seller, severally and individually, and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission

  If the Closing occurs, each Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to each Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default

  If Purchaser defaults in its obligations hereunder to (a) deliver the Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Sellers the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price for each Property at the time required in accordance with the terms of Article II and close on the purchase of the Properties on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the amount of the Deposit allocated to such Property to each Seller, and neither party shall be obligated to proceed with the purchase and sale of the Properties.  If Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Sellers’ Representative, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the amount of the Deposit allocated to such Property to each Seller, and neither party shall be obligated to proceed with the purchase and sale of the Properties.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Sellers’ sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Properties or breach of a representation or warranty.  Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser.  SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS’ DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS’ DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTIES.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2     Seller Default

  If a Seller (x) defaults in its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of such Seller’s Property on the Closing Date, (y) prior to the Closing, defaults in its other covenants or obligations under this Contract (other than such Seller’s obligation to close on the sale of its Property on the Closing Date) or (z) prior to Closing, breaches a Seller’s Representation which breach is intentional and willful, then, provided that Purchaser is not in default under this Contract, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, Purchaser may either (a) subject to the Conditions below, seek specific performance of the defaulting Seller’s obligations to deliver its Deed pursuant to this Contract (but not damages), or (b) terminate this Contract, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $100,000 in aggregate.  Purchaser may seek specific performance of defaulting Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (i) not otherwise be in default under this Contract and (ii) file suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with this Section 10.2.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLERS FOR ANY BREACH BY A SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage

  In the event that a Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than $500,000 for such Property for which such damage or destruction has occurred (a “Major Damage”), then the applicable Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  If there is a Major Damage to a Property, then Purchaser may elect, by delivering written notice to Sellers’ Representative on or before the earlier of (x) the Closing and (y) the date which is ten (10) days after Purchaser’s receipt of the Damage Notice, to terminate this Contract in which event the Deposit shall be returned to Purchaser.  In the event Purchaser fails to timely terminate this Contract pursuant to this Section 11.1, this transaction shall be closed in accordance with Section 11.3 below.

11.2     Minor Damage

  In the event that a Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $500,000 for such Property for which such damage or destruction has occurred, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, the applicable Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on its Property, if such Repairs can be reasonably effected before the Closing.  Regardless of the applicable Seller’s election to commence such Repairs, or the applicable Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3     Closing

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser and the applicable Seller shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably acceptable to the applicable Seller and Purchaser) of such Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by applicable Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of, without duplication, (a) any deductible payable by the applicable Seller in connection therewith and (b) the difference, if any, between (x) the insurance proceeds received by Purchaser pertaining to such claim and (y) the amount necessary to complete such Repairs).

11.4     Repairs

  To the extent that applicable Seller elects to commence any Repairs prior to Closing, then such Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by the applicable Seller in connection with such Repairs; provided however, that (except in the event of emergency, as determined in such Seller’s reasonable discretion) such construction and other contracts shall be subject to Purchaser’s prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain

  If, at the time of Closing, any material part of a Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency) (a “Taking”), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of a Property, provided that such dedications do not materially adversely affect such Property.  Unless this Contract is terminated pursuant to this Section 12.1, the applicable Seller shall not settle any claim on account of a Taking without Purchaser’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser fails to deliver such consent to Seller within four (4) Business Days from the date of receiving the applicable Seller’s written request for such consent (which request shall be accompanied by reasonable documentation relating to the settlement of such claim), then Purchaser shall be deemed to have approved and irrevocably waived any objection to the applicable Seller’s settlement of such claim.

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract

  This Contract shall not be binding on any party until executed by both Purchaser and all Sellers.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors, and permitted assigns.

13.2     Exhibits and Schedules

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Sellers’ Representative.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Sellers’ Representative, to one or more entities so long as (a) Purchaser is an affiliate of the assignee(s), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Sellers’ Representative of any proposed assignment no later than 5 Business Days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4     Captions

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by email transmission with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this Section 13.6, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  Notices may be given by a party’s attorney on its behalf.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

c/o Multifamily Management Services
1528 Walnut Street, Suite 815

Philadelphia, Pennsylvania 19102

Attention:  Richard Oller
Telephone:  215-568-1577
Email:  roller@multifamilymgt.com

and

c/o Multifamily Management Services
1528 Walnut Street, Suite 815

Philadelphia, Pennsylvania 19102

Attention:  Jake Hollinger
Telephone:  267-322-5600 extension 116
Email:  jhollinger@multifamilymgt.com

and:

c/o Multifamily Management Services
4 Executive Blvd.

Suffern, New York 10901

Attention:  Irwin Boris
Telephone:  845-357-7000 extension 454
Email:  iboris@multifamilymgt.com

with copy to:

McCausland Keen & Buckman
259 North Radnor-Chester Road, Suite 160

Radnor, Pennsylvania 19087

Attention:  Blake T. Fritz, Esq.

Telephone:  610-341-1016
Email:  bfritz@mkbattorneys.com

To Seller:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch
Telephone:  303-757-9101
Email:  mark.reoch@aimco.com

And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Bezzant
Telephone:  303-793-4774
Email:  john.bezzant@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone:  303-691-4303
Email:  john.spiegleman@aimco.com

and a copy to:

HHF
One Indiana Square
Suite 1330
Indianapolis, Indiana
Attention:  Brian Kelly
Telephone: 317-630-3191
bkelly@hfflp.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Email:  sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company

1980 Post Oak Boulevard

Suite 610

Houston, Texas 77056

Attention:  Wendy Howell

Telephone:  800-729-1906

Email:  whowell@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue

  The laws of the State of North Carolina shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Properties are situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

13.9     Amendments

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10   Severability

  If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality

  Sellers and Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that each party may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to its lenders, investors, attorneys and accountants.  Any information obtained by Purchaser in the course of its inspection of the Properties, and any Materials provided by Sellers to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, investors and accountants, without the prior written authorization of Sellers’ Representative, which may be granted or denied in the sole discretion of Sellers’ Representative.  In addition, each party shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market any of the Properties (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Sellers’ Representative, which consent may be withheld in Sellers’ Representative’s sole discretion.

13.14   Time of the Essence

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses (to the extent actually incurred and without regard to any statutory presumption) incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Escrow Agent is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Escrow Agent is located in Denver, CO.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange

  Sellers and Purchaser acknowledge and agree that the purchase and sale of each Property may be part of a tax-free exchange for either Purchaser or a Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to reasonably cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners

  Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.  Sellers agree that none of Purchaser, or Purchaser’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   ADA Disclosure

  Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Sellers make no warranty, representation or guarantee of any type or kind with respect to any Property’s compliance with the ADA or the FHA (or any similar state or local law), and Sellers expressly disclaim any such representations.

13.21   No Recording

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without the prior written consent of Sellers’ Representative, which consent may be withheld in the sole discretion of Sellers’ Representative.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Sellers’ Representative as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.22   Relationship of Parties

  Purchaser and Sellers acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Sellers is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23   Dispute Resolution

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Properties are located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (to the extent actually incurred and without regard to any statutory presumption) (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Sellers from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Properties are located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.24   AIMCO Marks

  Purchaser agrees that Sellers, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.25   Non-Solicitation of Employees

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Sellers’ Representative, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at any Property (or any of any Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.26   Survival

  Except for (a) all of the provisions of this Article XIII (other than Section 13.18 and 13.20), and (b) Sections 2.3, 3.3, 3.4, 3.5, 4.5.5, 4.5.6, 5.4, 5.5, 6.2, 6.5, 9.1, 11.4and 14.2; (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or the Closing, and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.27   Multiple Purchasers

  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in any Properties at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.28   Sellers’ Several Obligations

  Purchaser agrees that, notwithstanding any other provision of this Contract to the contrary, the representations, warranties, obligations, and covenants of each Seller are individual and several, and not joint and several, and that each Seller is responsible and liable only for its own Property and its own representations, warranties, obligations, and covenants.  Purchaser agrees that it shall look solely to the applicable Seller for any amount due hereunder or, obligation owed hereunder, and further waives any and all claims against any other party or Property for payment or performance of the same, including, without limitation, any other Seller or AIMCO, or any partner, member, manager, shareholder, director, officer, employee, affiliate, representative or agent of any Seller or AIMCO.

13.29   Obligation to Close on all Properties

  Sellers and Purchaser acknowledge and agree as follows: (i) Purchaser’s obligation to purchase the Properties is not severable and Purchaser must purchase both Properties and (ii) Sellers’ obligations to sell the Properties are not severable and Sellers must sell both Properties to Purchaser.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure

  Sellers and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2     Consent Agreement

  Testing (the “Testing”) has been performed at the Tar River Property with respect to lead-based paint.  Law Engineering and Environmental Services, Inc. performed the Testing and reported its findings in the Multifamily: Component Type Report, dated August 14, 2000, a copy of which has been provided to Purchaser (the “Report”).  The Report certifies the Tar River Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the “Consent Agreement”) by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Tar River Property has been certified as lead-based paint free, the Tar River Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Tar River Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Tar River Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

AIMCO WILSON ACRES, LLC, a Delaware limited liability company

By:  AIMCO WILSON ACRES MANAGER, LLC, a Delaware limited liability company, its manager

By: AIMCO PROPERTIES, L.P., a Delaware limited partnership, its member

By: AIMCO-GP, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

NEW SHELTER V LIMITED PARTNERSHIP, a Delaware limited partnership

By:  SHELTER V GP LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

By:  SHELTER REALTY V CORPORATION, a South Carolina corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

[Purchaser’s signature page follows]

Purchaser:

GOLDOLLER GREENVILLE I, LLC, a Delaware limited liability company

By:  /s/Richard Oller
Name:  Richard Oller
Title:  President

SCHEDULE 1

1.DEFINED TERMS

1.1       “ADA” shall have the meaning set forth in Section 13.21.

1.2       “AIMCO” means Apartment Investment and Management Company.

1.3       “AIMCO Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by a Seller, its Property Manager, or AIMCO in the marketing, operation or use of a Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).

1.4       “Allocated Share” means the percentage allocated to each Property, which percentage is based on a fraction, the numerator of which is the portion of the Purchase Price allocated to such Property, and the denominator of which is the aggregate Purchase Price of both Properties.

1.5       “Assumed Deed of Trust” means, (i) with respect to the Wilson Acres Property, a Deed of Trust and Security Agreement dated August 8, 2003 and recorded in Book 1480, Page 78 in the Pitt County Registry, as assigned to Wells Fargo Bank Minnesota, N.A. by Assignment of Deed of Trust and Security Agreement and Assignment of Leases and Rents recorded in Book 1651, Page 811, and assumed by Loan Assumption and Substitution Agreement recorded in Book 2118, Page 346 and (ii) with respect to the Tar River Property, a Multifamily Deed of Trust, Assignment of Rents and Security Agreement, dated December 28, 2001 and recorded in Book 1244, Page 252 in the Pitt County Registry, as assigned to Federal Home Loan Mortgage Corporation by that certain Assignment of Security Instrument, dated as of December 28, 2001, and recorded in Book 1244, Page 320.

1.6       “Assumed Encumbrance” means all security and related documents in connection with the Loan for such Property, including the Assumed Deed of Trust.

1.7       “Assumed Loan Documents” means, with respect to a Property, the Note, Assumed Deed of Trust, Assumed Encumbrances and any other documents executed in connection with the Loan for such Property.

1.8       “Broker” shall have the meaning set forth in Section 9.1.

1.9       “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado, Texas or North Carolina.

1.10     “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.11     “Closing Date” means the date on which date the Closing of the conveyance of the Properties is required to be held pursuant to Section 5.1.1.

1.12     “Code” shall have the meaning set forth in Section 2.3.6.

1.13     “Consent Agreement” shall have the meaning set forth in Section 14.2.

1.14     “Consultants” shall have the meaning set forth in Section 3.1.

1.15     “Damage Notice” shall have the meaning set forth in Section 11.1.

1.16     “Deed” shall have the meaning set forth in Section 5.2.1.

1.17     “Deposit” shall have the meaning set forth in Section 2.2.1.

1.18     “Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.19     “Excluded Permits" means, with respect to each Property, those Permits which, under applicable law, are nontransferable.

1.20     “Existing Survey” shall have the meaning set forth in Section 4.2.

1.21     “Extended Hold Period” shall have the meaning set forth in Section 5.4.12.

1.22     “Feasibility Period” shall have the meaning set forth in Section 3.1.

1.23     “FHA “ shall have the meaning set forth in Section 13.21.

1.24     “First Loan Assumption Approval Period Extension Deposit” shall have the meaning set forth in Section 4.5.9.1.

1.25     “First Loan Assumption Approval Period Extension Notice” shall have the meaning set forth in Section 4.5.9.1.

1.26     “First Loan Assumption Approval Period Extension Right” shall have the meaning set forth in Section 4.5.9.1.

1.27     “Fixtures and Tangible Personal Property” means, with respect to each Property, all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on such Property as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of such Property, but only to the extent transferable.  The term “Fixtures and Tangible Personal Property” does not include (a) equipment leased by the applicable Seller and the interest of the applicable Seller in any equipment provided to its Property for use, but not owned or leased by such Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to such Property, or (c) property and equipment owned by the applicable Seller, which in the ordinary course of business of such Property is not used exclusively for the business, operation or management of such Property, or (d) the property and equipment, if any, expressly identified in Schedule 2.

1.28     “General Assignment” shall have the meaning set forth in Section 5.2.3.

1.29     “Good Funds” shall have the meaning set forth in Section 2.2.1.

1.30     “Improvements” means all buildings and improvements located on the Land corresponding to each Property, taken “as is.”

1.31     "Independent Contract Consideration" shall have the meaning set forth in Section 2.2.1.

1.32     “Inspections” shall have the meaning set forth in Section 3.1.

1.33     “Land” means, with respect to each Property, the corresponding tract of land described on Exhibits A-1 and A-2, and all rights, privileges and appurtenances pertaining thereto, as more particularly described in the Deed.

1.34     “Lease(s)” means, with respect to each Property, the interest of the applicable Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to such Seller’s Property and which are in force as of the Closing Date for the applicable Property.

1.35     “Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.36     “Lender” means, (i) with respect to the Wilson Acres Property, Wells Fargo Bank Minnesota, N.A. and (ii) with respect to the Tar River Property, Federal Home Loan Mortgage Corporation.

1.37     “Lender Fees” shall have the meaning set forth in Section 4.5.5.

1.38     “Loan” means the indebtedness owing to Lender evidenced by a Note.

1.39     “Loan Assumption Application” shall have the meaning set forth in Section 4.5.3.

1.40     “Loan Assumption Application Submittal Deadline” shall have the meaning set forth in Section 4.5.3.

1.41     “Loan Assumption Approval Period” shall have the meaning set forth in Section 4.5.9.

1.42     “Loan Assumption and Release” shall have the meaning set forth in Section 4.5.2.

1.43     “Loan Balance” shall have the meaning set forth in Section 2.2.3.

1.44     “Losses” shall have the meaning set forth in Section 3.4.1.

1.45     “Major Damage” shall have the meaning set forth in Section 11.1.

1.46     “Materials” shall have the meaning set forth in Section 3.5.1.

1.47     “Miscellaneous Property Assets” means, with respect to each Property, all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of a Property and owned by its respective Seller, excluding, however, with respect to each Property (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) such Seller’s proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks.  The term “Miscellaneous Property Assets” also shall include all of the applicable Seller’s rights, if any, in and to the name “Wilson Acres” or “Tar River Estates”, as the case may be, and to any internet domain name (but not the content of any website maintained by Seller or any of Seller’s affiliates), as it relates solely to use in connection with the applicable Property (and not with respect to any other property owned or managed by any Seller, Property Manager, AIMCO, or their respective affiliates).

1.48     “New Exception” shall have the meaning set forth in Section 4.5.

1.49     “New Exception Review Period” shall have the meaning set forth in Section 4.5.

1.50     “Note” means, (i) with respect to the Wilson Acres Property, that certain Promissory Note dated April 8, 2003 in the stated principal amount of $3,500,000 and (ii) with respect to the Tar River Property, that certain Multifamily Note dated December 28, 2001 in the stated principal amount of $5,200,000.

1.51     “Permits” means, with respect to each Property, all licenses and permits granted by any governmental authority having jurisdiction over such Property and required in order to own and operate such Property.

1.52     “Permitted Exceptions” shall have the meaning set forth in Section 4.3.

1.53     “Prohibited Person” means any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.54     “Property” means (a) with respect to the Wilson Acres Seller, the Wilson Acres Property and (b) with respect to the Tar River Seller, the Tar River Property, and collectively, the “Properties”.

1.55     “Property Contracts” means, with respect to each Property, all contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Leases, regardless of whether entered into by the applicable Seller, the applicable Property Manager, or an affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of such Property, whether or not assignable by their terms, but not including (a) any national contracts entered into by the applicable Seller, Property Manager, or AIMCO with respect to the applicable Property (i) which terminate automatically upon transfer of such Property by such Seller, or (ii) which such Seller, in Seller’s sole discretion, elects to terminate with respect to such Property effective as of the Closing Date, or (b) any property management contract for such Property.  Property Contracts shall not include forward or similar long-term contracts to purchase electricity, natural gas, or other utilities, which contracts shall be “Utility Contracts” governed by the provisions of Section 5.4.11.

1.56     “Property Contracts Lists” shall have the meaning set forth in Section 3.5.4.

1.57     “Property Contracts Notice” shall have the meaning set forth in Section 3.6.

1.58     “Property Manager” means the current property manager of each Property.

1.59     “Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.60     “Purchase Price” shall have the meaning set forth in Section 2.2.

1.61     “Purchaser’s Adjournment Notice” shall have the meaning set forth in Section 5.1.2.

1.62     “Records Disposal Notice” shall have the meaning set forth in Section 5.4.12.

1.63     “Records Hold Period” shall have the meaning set forth in Section 5.4.12.

1.64     “Regional Property Manager” means Dawn Bailey.

1.65     “Rent Rolls” shall have the meaning set forth in Section 3.5.3.

1.66     “Repairs” shall have the meaning set forth in Section 11.1.

1.67     “Required Assignment Consent” shall have the meaning set forth in Section 3.6.

1.68     “Required Loan Fund Amounts” shall have the meaning set forth in Section 4.5.6.

1.69     “Risk of Loss Transfer” shall have the meaning set forth in Section 5.4.8.

1.70     “Second Loan Assumption Approval Period Extension Deposit” shall have the meaning set forth in Section 4.5.9.2.

1.71     “Second Loan Assumption Approval Period Extension Notice” shall have the meaning set forth in Section 4.5.9.2.

1.72     “Second Loan Assumption Approval Period Extension Right” shall have the meaning set forth in Section 4.5.9.2.

1.73     “Seller’s Indemnified Parties” shall have the meaning set forth in Section 3.4.1.

1.74     “Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.12.

1.75     “Seller’s Representations” shall have the meaning set forth in Section 6.1.

1.76     “Sellers’ Representative” means AIMCO.

1.77     “Specific AIMCO Provision” shall have the meaning set forth in Section 4.5.2.

1.78     “Survey” shall have the meaning ascribed thereto in Section 4.2.

1.79     “Survival Period” shall have the meaning set forth in Section 6.3.

1.80     “Survival Provisions” shall have the meaning set forth in Section 13.26.

1.81     “Taking” shall have the meaning set forth in Section 12.1.

1.82     “Tar River Property” means (a) the Land as described on Exhibit A-2 and Improvements thereon and all rights of the Tar River Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to such Land and Improvements, (b) the Property Contracts, Leases, Permits (other than Excluded Permits), and the right, if any, of the Tar River Seller in and to the Fixtures and Tangible Personal Property related to such Land and Improvements, and (c) the Miscellaneous Property Assets owned by the Tar River Seller which are located on such Land and Improvements and used in its operation.

1.83     “Tar River Seller” shall have the meaning set forth in the introductory paragraph.

1.84     “Tenant” means any person or entity entitled to occupy any portion of the applicable Property under a Lease.

1.85     “Tenant Deposits” means, with respect to a Property, all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to the applicable Seller pursuant to its Leases.  Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to the applicable Seller, either pursuant to the Leases or otherwise.

1.86     “Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.2.

1.87     “Terminated Contracts” shall have the meaning set forth in Section 3.6.

1.88     “Testing” shall have the meaning set forth in Section 14.2.

1.89     “Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of a Property.

1.90     “Title Commitment” shall have the meaning set forth in Section 4.1.

1.91     “Title Documents” shall have the meaning set forth in Section 4.1.

1.92     “Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.93     “Title Policy” shall have the meaning set forth in Section 4.1.

1.94     “Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

1.95     “Utility Contract” shall have the meaning set forth in Section 5.4.11.

1.96     “Vendor Terminations” shall have the meaning set forth in Section 3.6.

1.97     “Wilson Acres Seller” shall have the meaning set forth in the introductory paragraph.

1.98     “Wilson Acres Property” means (a) the Land as described on Exhibit A-1 and Improvements thereon and all rights of the Wilson Acres Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to such Land and Improvements, (b) the Property Contracts, Leases, Permits (other than Excluded Permits), and the right, if any, of the Wilson Acres Seller in and to the Fixtures and Tangible Personal Property related to such Land and Improvements, and (c) the Miscellaneous Property Assets owned by the Wilson Acres Seller which are located on such Land and Improvements and used in its operation.